Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Form S-3 of Meridian Waste Solutions, Inc. of our report dated April 17, 2017, relating to the consolidated financial statements of Meridian Waste Solutions, Inc. for the year ended December 31, 2016, and our report dated May 31, 2017 related to the audit of the combined consolidated financial statements of the CFS Group for the years ended December 31, 2016 and 2015.

We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Hein & Associates LLP

Denver, Colorado

April 26, 2018